Exhibit 99.1

World Acceptance Corporation Reports First Quarter

GREENVILLE, S.C.--(BUSINESS WIRE)--July 28, 2016--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its first fiscal quarter ended June 30, 2016.

Net income for the first quarter decreased 29.7% to $16.6 million compared to $23.6 million for the same quarter of the prior year. Net income per diluted share decreased 30.1% to $1.89 in the first quarter of fiscal 2017 compared to $2.71 in the prior year quarter.

Total revenues decreased to $127.1 million for the first quarter of fiscal 2017, a 7.4% decrease from the $137.2 million reported for the first quarter last year. Revenues from the 1,285 offices open throughout both quarterly periods decreased by 6.1%. Interest and fee income decreased 7.2%, from $122.8 million to $114.0 million in the first quarter of fiscal 2017 primarily due to a decrease in average earning loans and an unfavorable move in exchange rates. Insurance and other income decreased by 9.4% to $13.0 million in the first quarter of fiscal 2017 compared with $14.4 million in the first quarter of fiscal 2016. Further, there was a $800,000 decrease in insurance revenue. Insurance is primarily down due to a decrease in loan volume where our insurance products are available to the customer.

Accounts in the US that were 61 days or more past due increased to 4.6% on a recency basis and to 6.2% on a contractual basis at June 30, 2016, compared to 4.2% and 5.8%, respectively, at June 30, 2015. On a consolidated basis, accounts that were 61 days or more past due increased to 4.8% on a recency basis and to 7.0% on a contractual basis at June 30, 2016, compared to 4.4% and 6.5%, respectively, at June 30, 2015. As a result of the higher delinquencies, our allowance to net loans has increased from 8.6% at June 30, 2015, to 9.2% at June 30, 2016.

As previously disclosed, the Company ceased all in-person visits effective December 18, 2015. During the fourth quarter of fiscal 2016, the Company experienced higher than normal delinquencies in January and February as well as higher than normal charge-offs, especially in the month of March, as accounts became more than 90 days past due. While we continue to see elevated net charge-offs and delinquencies, we believe that the impact of ceasing in-person visits is largely behind us from a credit quality standpoint. The provision for the quarter increased $5.8 million over prior year quarter. The higher provision is primarily due to an increase in net charge-offs quarter over quarter. Net charge-offs as a percentage of average net loans on an annualized basis increased from 11.9% to 14.9% when comparing the two quarterly periods. The prior year net charge-off rate benefited from two monthly sales of accounts previously charged-off totaling approximately $1.8 million. Net charge-offs excluding the impact of the charge-off sale were up $2.7 million.

General and administrative expenses amounted to $62.9 million in the first fiscal quarter, a 6.8% decrease over the $67.6 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 49.2% during the first quarter of fiscal 2016 to 49.5% during the current quarter. G&A expenses per average open office decreased by 7.3% when comparing the two fiscal quarters. G&A expense decreased primarily due to a decrease in personnel costs, other expenses, as well as advertising expense.

Personnel expenses decreased $1.2 million despite the prior year benefiting from the release of expense previously accrued under the Group B performance based restricted stock awards. The release resulted in a decrease in personnel expenses of approximately $3.4 million. Personnel expenses in the prior year also benefited from the net release of accruals related to the resignation of a senior vice president and the retirement of the previous CEO. The net impact of the reversals on the prior year was $1.8 million.

Other expense decreased $2.7 million from the prior year. The Company recorded $1.2 million of expense related to a proposed bond offering in the prior year quarter. There was also a $600,000 reduction in mileage expense in the US. Advertising expense decreased $700,000 as a result of shifting our expected advertising spend to maximize response.

Interest expense for the first quarter increased $100,000 compared to the first quarter of the prior year despite a 24.5% decrease in the average debt outstanding due to a 34.4% increase in the effective interest rate. The Company has reduced its outstanding debt by $128.6 million as of June 30, 2016, compared to June 30, 2015. This is a result of not repurchasing shares during the fiscal year as well as a decrease in loans outstanding.

The Company’s first quarter effective income tax rate decreased to 37.4% compared with 37.7% in the prior year’s first quarter.

Gross loans decreased to $1.09 billion as of June 30, 2016, a 5.5% decrease from the $1.15 billion of loans outstanding as of June 30, 2015. Gross loans in the US decreased 6.5%, and gross loans in Mexico increased 5.4% in US dollars. Gross loans in Mexico increased 24.4% in Mexican pesos. The shift in the mix of our loan portfolio from smaller loans to larger loans leveled off over the past 12 months and at June 30, 2016, consisted of 60.4% small loans, 39.5% larger loans and 0.1% sales finance. This is compared to 60.4%, 39.0% and 0.6% at June 30, 2015. Additionally, the overall 5.5% decrease in loan balances resulted from a 4.8% decrease in the number of accounts and a 0.7% decrease in average balances outstanding. The number of loans to first time and former borrowers was approximately 138,500 during the current quarter, which is down 0.6%, or 800 borrowers, compared to the same quarter of the prior fiscal year.

Other key return ratios for the first quarter included a 9.3% return on average assets and a return on average equity of 21.5% (both on a trailing 12-month basis).

We remain optimistic about our Mexican operations. We have approximately 150,000 accounts and approximately $101.5 million in gross loans outstanding in Mexico. This represents a 5.4% increase in loan balances in US dollars over last year, and an increase of 24.4% in Mexican pesos over June 30, 2015. Annualized Mexican net charge-offs as a percent of average net loans decreased from 12.6% in fiscal 2016 to 10.3% during the current fiscal year. Additionally, our Mexican 61+ day delinquencies were 7.6% and 14.7% on a recency and contractual basis, respectively, as of June 30, 2016, a change from 6.3% and 13.4%, respectively, as of June 30, 2015. Excluding intercompany charges of $1.1 million in fiscal 2016, fiscal 2017 Mexican pretax earnings amounted to $1.1 million, a 48.4% decrease from the $2.1 million in pretax earnings during fiscal 2016.

Other Matters

As previously disclosed, on August 7, 2015, the Company received a letter from the CFPB’s Enforcement Office notifying the Company that, in accordance with the CFPB’s discretionary Notice and Opportunity to Respond and Advise (“NORA”) process, the staff of CFPB’s Enforcement Office is considering recommending that the CFPB take legal action against the Company (the “NORA Letter”). The NORA Letter states that the staff of the CFPB’s Enforcement Office expects to allege that the Company violated the Consumer Financial Protection Act of 2010, 12 U.S.C. §5536. The NORA Letter confirms that the Company has the opportunity to make a NORA submission, which is a written statement setting forth any reasons of law or policy why the Company believes the CFPB should not take legal action against it. Following the CFPB’s NORA Letter, the Company made NORA submissions to the CFPB’s Enforcement Office. The Company understands that a NORA Letter is intended to ensure that potential subjects of enforcement actions have the opportunity to present their positions to the CFPB before an enforcement action is recommended or commenced. The Company continues to believe its historical and current business practices are lawful.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,324 offices in 15 states and Mexico.

First Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/16161. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” ”intend,” “plan,” “expect,” ”project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company’s business or consumer financial transactions generically; the unpredictable nature of regulatory proceedings and litigation; any determinations, findings, claims or actions made or taken by the CFPB, other regulators or third parties in connection with or resulting from the previously disclosed civil investigative demand (CID) or the notice and opportunity to respond and advise (NORA) letter from the CFPB that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company's assessment of its internal control over financial reporting, and the timing and effectiveness of the Company's efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); the potential impact of limitations in the Company’s amended revolving credit facility; and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2016 filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Condensed Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

		Three Months Ended
		June 30,
		2016	2015

Interest & fees		$114,045	$122,839
Insurance & other		13,035	14,386
Total revenues		127,080	137,225
Expenses:
Provision for loan losses		32,014	26,228
General and administrative expenses
Personnel		41,996	43,220
Occupancy & equipment		10,502	10,393
Advertising		2,351	3,168
Intangible amortization		110	140
Other		7,989	10,647
		62,948	67,568
Interest expense		5,587	5,472
Total expenses		100,549	99,268
Income before taxes		26,531	37,957
Income taxes		9,913	14,325
Net income		$16,618	$23,632
Diluted earnings per share		$1.89	$2.71
Weighted average shares outstanding (diluted)		8,770	8,712

Condensed Consolidated Balance Sheets
(unaudited and in thousands)

	June 30,	March 31,	June 30,
	2016	2016	2015
ASSETS
Cash	$10,124	$12,377	$17,211
Gross loans receivable	1,087,502	1,066,964	1,150,669
Less: Unearned interest & fees	(302,092)	(290,659)	(314,170)
Allowance for loan losses	(71,993)	(69,566)	(71,960)
Loans receivable, net	713,417	706,739	764,539
Property and equipment, net	24,465	25,297	25,704
Deferred tax benefit	39,339	38,131	37,482
Other assets	14,157	14,637	17,429
Goodwill	6,121	6,121	6,121
Intangibles	2,806	2,917	3,223
	$810,429	$806,219	$871,709

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	360,360	374,685	488,950
Income tax payable	18,413	8,259	18,589
Accounts payable and accrued expenses	26,879	31,374	27,915
Total liabilities	405,652	414,318	535,454
Shareholders' equity	404,777	391,901	336,255
	$810,429	$806,219	$871,709

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended
	June 30,
	2016	2015

Expenses as a percent of total revenues:
Provision for loan losses	25.2%	19.1%
General and administrative expenses	49.5%	49.2%
Interest expense	4.4%	4.0%

Average gross loans receivable	$1,072,900	$1,127,525

Average net loans receivable	$777,291	$822,270

Loan volume	$648,129	$698,241

Net charge-offs as percent of average loans	14.9%	11.9%

Return on average assets (trailing 12 months)	9.3%	12.6%

Return on average equity (trailing 12 months)	21.5%	36.3%

Offices opened (closed) during the period, net	(15)	10

Offices open at end of period	1,324	1,331

CONTACT:
World Acceptance Corporation
John L. Calmes Jr., 864-298-9800
Chief Financial Officer